Exhibit 99.1

Contact: J. Daniel Speight
Phone: (404) 760-7706

FOR IMMEDIATE RELEASE

Flag Financial Corporation Announces Sale
Of Its Thomaston, Georgia Branch

Atlanta, Ga. (March 23, 2004) – Flag Financial Corporation (Nasdaq: FLAG) announced today the consummation of the sale of its Thomaston office to Colony Bankcorp, Inc. (Nasdaq: CBAN), a Fitzgerald, Georgia-based bank holding company. Under the terms of the agreement, Colony Bankcorp acquired all of the assets, including fixed assets, and assumed the deposits of the branch facility. The Thomaston branch has approximately $36 million in deposits and $17 million in loans outstanding.

Joseph W. Evans, chairman and chief executive officer of Flag Financial Corporation said, "We’ve known the management team at Colony for many years and are confident that we are placing our Thomaston customers and employees in good hands.”

Flag Financial Corporation is headquartered in Atlanta, Georgia and is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 20 offices, including 14 full-service banking offices and four mortgage/loan production offices, in 11 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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